UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities exchange act of 1934

Date of Report (Date of earliest event reported): June 27, 2008

McGRATH RENTCORP

(Exact name of registrant as specified in its Charter)

California

(State or other jurisdiction of incorporation)

0-13292	94-2579843
(Commission File Number)	(I.R.S. Employee Identification No.)

5700 Las Positas Road, Livermore, CA 94551-7800

(Address of principal executive offices)

(925) 606-9200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2008, McGrath RentCorp (the “Company”) entered into a Credit Facility Letter Agreement between the Company and Union Bank of California, N.A. (the “Credit Facility Letter”) and a Credit Line Note in favor of Union Bank of California, N.A. (the “Credit Line Note”) extending its $5.0 million line of credit facility related to its cash management services (“Sweep Service Facility”). The Sweep Service Facility matures on the earlier of May 14, 2013, or the date the Company ceases to utilize Union Bank of California, N.A. for its cash management services.

As provided in the Credit Line Note for the Sweep Service Facility, if there is an occurrence of an event of default under the Company’s Credit Agreement dated as of May 14, 2008, with Union Bank of California, N.A., Bank of America, N.A., KeyBank, N.A., JPMorgan Chase Bank, N.A., Bank of the West, Wells Fargo Bank, N.A., U.S. Bank National Association, Malayan Banking Berhad, and The Northern Trust Company, it will also result in a default under the Sweep Service Facility.

The foregoing description of the Sweep Service Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility Letter and the Credit Line Note, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in “Item 1.01 Entry into a Material Definitive Agreement,” which is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	$5,000,000 committed Credit Facility Letter Agreement between the Company and Union Bank of California, N.A., dated as of June 26, 2008.

10.2	$5,000,000 Credit Line Note, dated June 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McGRATH RENTCORP

Dated: June 27, 2008	By:	/s/ Keith E. Pratt
Keith E. Pratt Senior Vice President and Chief Financial Officer

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